EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Thursday, October 2, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES NEW COTTON VALLEY WELL

DISCOVERY

HOUSTON – (PR Newswire) – October 2, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the “Company”), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced that it has successfully drilled and logged the targeted Cotton Valley interval in its Atkins-Lincoln 17-2 Well with positive results. The well reached planned intermediate pipe depth of 9,500 feet on September 26, 2008. Subsequent to logging the Cotton Valley and shallower horizons, 7-inch casing was set at 9,500 feet and the well is drilling ahead to test the Haynesville Shale at a planned total depth of 11,000 feet. This well is strategically located in the center section of the Company’s Sentell Field in Bossier Parish, Louisiana. The Atkins-Lincoln 17-2 is the second well in the Company’s 2008 development program and the first of two Haynesville Shale vertical test wells in the Sentell Field planned this year.

Wireline logging and mud log shows indicate the Atkins-Lincoln 17-2 Well encountered 68 feet of net effective gas pay in the Cotton Valley Formation. Notably, there are a number of pay sands correlative to the pay intervals in the Company’s existing wells, which indicates the 17-2 well may produce similar results to the other Cotton Valley wells drilled in the Sentell Field. The Atkins-Lincoln 17-2 is the Company’s seventh consecutive successful Cotton Valley well in the Sentell Field. Each of the Company’s seven Cotton Valley wells has similar log characteristics. Five of these wells are flowing into sales lines. The Company’s sixth successful Cotton Valley well, the Cash Point 30-1, is scheduled to flow into sales lines in 4th Quarter, 2008.

David Gibbs, Southern Star President and Chief Executive Officer said: “Our enthusiasm about the Sentell Field and our Cotton Valley Play increases with each well we drill. The well logs and formation evaluation for 17-2 are correlative to our previous successful wells, evidencing the viability of Southern Star’s Cotton Valley strategy. The preliminary results from the Atkins-Lincoln 17-2 Well suggest that this well should produce positive results for our shareholders from the Cotton Valley Sands.”

Gibbs continued: “As the Company drills ahead into the Haynesville Shale, we will work to determine the nature of our deep potential in the Sentell Field. We believe the deep test will confirm the presence of pay in the Lower Bossier/Haynesville, which would represent a valuation upside for our Company. Regardless, the quality of our Cotton Valley play has again been validated with the results from the Atkins-Lincoln 17-2 well.”

About Southern Star Energy

The Company’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,300 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled five successful tests of the Cotton Valley Sands which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company’s other wells, using numerical estimates or otherwise; the ultimate effect of preliminary results or statistics on shareholder value; and risks inherent in Southern Star Energy’s operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as ‘‘planned’’, ‘‘indicates’’, ‘‘is scheduled’’, ‘‘believe’’, and ‘‘will confirm’’, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ‘‘should’’, “would”, or ‘‘will’’ be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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